Rule 18f-3 Multi-Class Plan

APPENDIX A

Funds and Classes

Fund	Class	Features [1]
		12b-1 Plan [2]	Front-End Sales Charge [3]	Contingent Deferred Sales Charge [3]
OnTrack Core Fund	Investor
	Advisor	X
Spectrum Low Volatility Fund	Investor
	Advisor	X
The Gold Bullion Strategy Fund	Investor	X
	Class A*	X	X
	Class C*	X
QES Dynamic Fund [4]	Class I*
	Class C4	X	X
	Investor[4]	X
	Class C*	X
Quantified Managed Income Fund	Investor
	Class C*	X
Quantified All-Cap Equity Fund	Investor
	Class C*	X
Quantified Market Leaders Fund	Investor
	Class C*	X
Quantified Alternative Investment Fund	Investor
	Class C*	X
Quantified STF Fund	Advisor*	X
	Investor*	X
* Fund or share class has not commenced operations as of the date listed below. (1) The features and expenses of each share class are described in further detail in the respective Fund's Prospectus.
(2) The distribution and shareholder servicing expenses of a share class are provided for in the Fund's respective 12b-1 Plan.
(3) The sales charges associated with a share class are described further in the respective Fund's Prospectus. (4) Formerly, the QES Credit Long/Short Strategy Fund and QES Liquid H-Y Strategy Fund.

IN WITNESS WHEREOF, the Trust has executed this amended Multi-Class Plan as of the 18th day of August, 2015.

ADVISORS PREFERRED TRUST

By: /s/ Richard Malinowski

Richard Malinowski

Secretary